Exhibit 23



                           CONSENT OF BDO SEIDMAN, LLP



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-84091) pertaining to the Harvey Electronics, Inc. Stock Option Plan of our report dated December 20, 2002, with respect to the financial statements of Harvey Electronics, Inc. included in the Annual Report (Form 10-K) for the year ended October 26, 2002.



BDO Seidman, LLP
Melville, New York
January 24, 2003